(Insurance)

Exhibit 8(qqq)(7)

Amendment No. 7 to Participation Agreement (TST)

AMENDMENT NO. 7

TO

PARTICIPATION AGREEMENT

AMONG

TRANSAMERICA SERIES TRUST,

TRANSAMERICA CAPITAL, INC. AND

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

Amendment to the Participation Agreement (the “Agreement”), dated September 1, 2008 among Transamerica Advisors Life Insurance Company of New York, a New York, life insurance company (the “Insurance Company”),Transamerica Series Trust, a Delaware statutory trust (the “Trust”) and Transamerica Capital, Inc., a California company (the “Distributor”).

WHEREAS, the Insurance Company, the Trust and the Distributor, desire to amend the Agreement, as provided herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	The existing paragraph 2.11 to Article II. Representations, Warranties and Agreements is deleted in its entirety and replaced with the following:

2.11 Commodity Pool Operator.

The Trust agrees to promptly notify the Insurance Company when any series fails to meet the exclusions set forth in Commodity Futures Trading Commission (the “CFTC”) Rule 4.5(c)(2)(iii), thereby requiring the investment adviser of the series, or any other affiliate, to register with the CFTC as a Commodity Pool Operator (“CPO”), as defined under the Commodity Exchange Act (the “CEA”), with respect to such series. Until such notification is provided to the Insurance Company, the Trust represents and warrants that none of its series require an investment adviser of any series or any other affiliate to register with the CFTC as a CPO. The Trust further represents and warrants that it will comply with the CEA and CFTC rules and regulations regarding CPO registration, to the extent required.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA SERIES TRUST		TRANSAMERICA CAPITAL, INC.

By:	/s/ Christopher A. Staples	By:	/s/ Brenda L. Smith
Name:	Christopher A. Staples	Name:	Brenda L. Smith
Title:	Assistant Secretary	Title:	Vice President

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President